UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 13, 2010
Date of Report (Date of earliest event reported)
DIODES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	002-25577 (Commission File Number)	95-2039518 (I.R.S. Employer Identification No.)

15660 Dallas Parkway, Suite 850
Dallas, Texas (Address of principal executive offices)	75248 (Zip Code)
(972) 385-2810
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Bonuses
     On December 13, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of Diodes Incorporated (the “Company”) approved the distribution of a cash bonus from the executive bonus pool to certain executive officers of the Company for their services rendered in 2010. For fiscal 2010, the aggregate amount of the executive bonus pool depends upon, among other factors, the amount by which (i) the Company’s revenue growth exceeded that of the Company’s serviceable area market (“SAM”) (with the market for discrete products weighted 80% and the market for analog products weighted 20%) and (ii) the Company’s net income exceeded that of the prior year indexed to the industry revenue growth.
     The Committee allocated the executive bonus pool among certain executive officers based on the workload and areas of responsibilities of each executive officer during 2010 and the Committee’s assessment of the contribution made by each executive officer to the achievement of the Company’s performance. For fiscal 2010, the executive bonus pool was estimated to be $4,311,772, of which the Committee awarded $3,315,000 (subject to adjustment). The Committee awarded the cash bonuses to the following named executive officers of the Company for services rendered in fiscal 2010:

Name	Position	Amount

Keh-Shew Lu	President and Chief Executive Officer	$1,150,000

Richard D. White	Chief Financial Officer, Secretary and Treasurer	400,000

Mark A. King	Senior Vice President — Sales and Marketing	360,000

Edmund Tang	Vice President — Corporate Administration	360,000

Joseph Liu	Senior Vice President — Operations	300,000
     The Committee authorized the payment of 80% of the amounts awarded on or before December 31, 2010. The Company may pay the balance of the amounts awarded during the first quarter of the fiscal year 2011 to such executive officers conditioned upon a positive net profit for the fiscal year 2010 and after adjustment to reflect (i) the actual performance of the Company as reported on its audited financial statements for the fiscal year 2010 and (ii) the actual performance of the Company’s SAM (excluding Japan) for 2010 compared to 2009 as determined by WSTS, all subject to further adjustment(s) in the discretion of the Committee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2010	DIODES INCORPORATED
	By:	/s/ Richard D. White
Richard D. White,
Chief Financial Office